Exhibit 10.103


                     THIRD PARTY DEBT GUARANTOR AGREEMENT

This Third Party Debt Guarantor Agreement (this "Agreement"), made this 30th day of March, 2006 and effective as of 6/14/02, with respect to the fee earned for lending personally owned collateral to the Company (discussed below) and effective as of 6/14/02, with respect to the strike price of warrants granted hereunder and the provisions regarding Other Amounts as provided herein is by and between American Leisure Holdings, Inc., ("AMLH") and various third parties who may guarantee the debt of AMLH in the future ("Third Party Guarantors"). The Third Party Guarantors and AMLH are collectively referred to herein as the "Parties" and individually as a "Party."

                                   WITNESSETH

Whereas, AMLH is engaged in corporate enterprises which often require third party financing;

Whereas, this financing sometimes requires the guarantee of certain third parties who are not affiliated with AMLH;

Whereas the Parties desire to enter into this Agreement to provide for those Third Party Guarantors to receive warrants to purchase shares of AMLH common stock in connection with their guaranties; and

Now, therefore, in consideration of the mutual promises herein contained, it is agreed as follows.

1. The Parties agree that while AMLH may ask the Third Party Guarantors to provide guarantees or to provide collateral for debts of AMLH or its subsidiaries, no Third Party Guarantors are obligated in any context to provide such guarantees or collateral.

2. In the event that any Third Party Guarantor makes a guarantee for the benefit of AMLH in conjunction with third party financing, such Third Party Guarantor shall earn a fee for such guarantee equal to three percent (3%) of the total original indebtedness. The fee shall be paid by the issuance of one (1) stock warrant for the common stock of AMLH at a strike price of $1.02 per share for each dollar of such fee which is exercisable for a period beginning on the effective date of the grant (which shall be the date that the Party provides the personal guarantee) and ending five (5) years after the date the Party is released or otherwise no longer obligated to provide the personal guarantee. If, for example, a Third Party Guarantor was to guarantee $6,000,000 of indebtedness on May 12, 2005, and was released from such guarantee on October 2, 2005, the Party would be entitled to a fee of $180,000 payable to the Party in the form of warrants to purchase 180,000 shares of common stock of AMLH at a strike price of $1.02 per share which would be exercisable from May 12, 2005 to October 1, 2010. In the event that AMLH defaults regarding the payment of any amounts including accrued interest, but excluding the total original indebtedness (the "Other Amounts") pursuant to the terms of any indebtedness for which such Third Party Guarantor has provided a guarantee, then in that event such Party shall each earn a fee equal to three percent (3%) of the Other Amounts payable in the manner described above and exercisable for a period beginning on the date of default and ending five (5) years after the date the Party is no longer liable for the Other Amounts.

3. In the event that the Third Party Guarantor provides personally owned collateral for the benefit of AMLH in conjunction with third party financing, whether or not coupled with hypothecation or a personal guarantee, then in that event such Party shall earn an additional fee for such pledge of personally owned collateral equal to two percent (2%) of the total original indebtedness.

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The  fee  shall  be paid by the issuance of one (1) stock warrant for the common stock of AMLH at a strike price of $1.02 per share for each dollar of such fee which is exercisable for a period beginning on the effective date of the grant (which shall be the date that the Party provides the personally owned collateral) and ending five (5) years after the date the personally owned collateral is released or otherwise no longer subject to the indebtedness. If, for example, the Third Party Guarantor was to provide personally owned collateral for $6,000,000 of indebtedness on May 12, 2005, and the personally owned collateral was released on October 2, 2005, the Party would be entitled to an additional fee of $120,000 payable to the Party in the form of warrants to purchase 120,000 shares of common stock of AMLH at a strike price of $1.02 per share which would be exercisable from May 12, 2005 to October 1, 2010. In the event that AMLH defaults regarding the payment of the Other Amounts, pursuant to the terms of any indebtedness for which the Third Party Guarantor has provided personally owned collateral to satisfy such debts, the Party is liable for any accrued and unpaid interest or other amounts pursuant to the Party's guaranty, then in that event the Party shall earn an additional fee equal to two percent (3%) of the Other Amounts payable in the manner described above and exercisable for a period beginning on the date of default and ending five (5) years after the date the personally owned collateral is released or otherwise no longer subject to the Other Amounts.

4. AMLH agrees to indemnify the Third Party Guarantor against all loss, costs or expense relating to the incursion of or the collection of the AMLH debt against the Third Party Guarantor or his/her collateral. This indemnity shall extend to the cost of legal defense or other such reasonably incurred expenses charged to or assessed against such Third Party Guarantor. Evidence of such concurrence can be by any written manner of expression.

5. The Parties agree that the roster of debts covered by this Agreement shall be maintained by the Chief Financial Officer of AMLH. The roster may change from time to time and any debt to be included shall be posted on the roster and initialed by the Third Party Guarantor and the Chairman of the board of directors of AMLH. Initials may be posted by facsimile.

6. This Agreement shall inure to the benefit of the Parties' respective heirs, successors and assigns. This Agreement shall be construed and enforced pursuant to the laws of the State of Florida and in Florida courts. Enforcement costs may be recovered by the prevailing Party, including reasonable attorneys' fees.


Dated  this  30th  day  of  March,  2006.

AMERICAN  LEISURE  HOLDINGS,  INC.



/s/  Malcolm  J.  Wright
------------------------

Malcolm  J.  Wright
Chief  Executive  Officer  and  President

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